 EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Mill City Ventures III, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457	(c)	86,994,345	$6.83	$594,171,378.86	0.00015310	$90,967.64

Total Offering Amounts							$594,171,378.86	0.00015310	$90,967.64
Total Fees Previously Paid									$-
Total Fee Offsets									$-
Net Fee Due									$90,967.64

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee according to Rule 457(c) under the Securities Act, based on  the average of the high ($7.11) and low ($5.75) prices of the registrant’s common stock reported on the Nasdaq Capital Market on July 30, 2025, which is within five business days prior to filing this registration statement.